AMENDMENT NO. 2 TO

EMPLOYMENT AGREEMENT

This Amendment No. 2 to Employment Agreement (this “Amendment”) is effective as of June 5, 2014, by and between Advaxis, Inc., a Delaware corporation (the “Company”), and Gregory T. Mayes, III (“Executive”).

WHEREAS, the Company and Executive entered into an Employment Agreement, effective as of October 25, 2013 (the “Original Agreement”), as amended by Amendment No. 1 thereto, effective as of December 19, 2013 (as amended, the “Agreement”), pursuant to which the Company employed Executive in the capacity, for the period, and on the terms and conditions set forth therein; and

WHEREAS, Section 3(a) of the Agreement provided that the Executive’s Base Salary (as such term is defined in the Agreement) shall be paid through a Cash Component and a Stock Component; and

WHEREAS, the Company and Executive desire to enter into this Amendment pursuant to which Section 3(a) of the Agreement shall be amended and restated to set forth the terms and conditions relating to the payment of salary to Executive so that the Stock Component shall be paid in a different manner than set forth in the Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the parties hereby agree as follows:

1, AMENDMENT TO SECTION 3(a). Section 3(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a) SALARY. Executive shall receive an annual salary of Two Hundred and Sixty-Five Thousand Dollars ($265,000.00), plus annual cost of living (COLA—as determined by the Social Security Administration) salary increases commencing on the one-year anniversary of the execution of this Agreement (“Base Salary”). The applicable Base Salary shall be reviewed by the Board immediately following the end of the Company’s fiscal year to determine the annual increase, or decrease consistent with the Company’s decrease in the base salaries of other senior executives, to the applicable year’s Base Salary; provided, however, that in no event shall such annual increase be less than the cost of living increase. The Base Salary shall be paid in two components, as follows: (a) Ninety Two and one-half percent (92.5%) of the Base Salary shall be paid in cash (the “Cash Component”), and (b) Seven and one-half percent (7.5%) of the Base Salary shall be paid in the Company’s common stock, par value $0.0001 per share (the “Common Stock”) (referred to as the “Stock Component”) as set forth below.

“(i) The applicable Cash Component will be paid in equal installments not less frequently than bi-monthly in accordance with the Company’s salary payment practices and employment tax withholding obligations in effect from time to time for senior executives of the Company.

“(ii) The applicable Stock Component will be paid on the last business day of each calendar month (if Executive has provided services to the Company in accordance with the Agreement through such date) (each such date, a “Purchase Date”) as follows: the Company shall withhold an amount equal to 7.5% of the Executive Base Salary from each salary payment date described in Section 3(a)(i) that falls within such calendar month and use such funds on the Purchase Date to purchase shares of the Company’s common stock (“Common Stock”) from the Company at a purchase price equal to the consolidated closing bid price of the Common Stock on the Purchase Date.

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“(iii) At the time of issuance of the Common Stock as described in Section 3(a)(ii) above, or any time thereafter as determined by the Company to be necessary or appropriate, Executive authorizes withholding of all applicable tax obligations from payroll and any other amounts payable to Executive, and otherwise agrees to make adequate arrangements, as approved at the discretion of the Company, for the applicable tax obligations in connection with the issuance of the Common Stock. Subject to compliance with applicable law, the Company, at its sole discretion, may permit Executive to satisfy all or any portion of the tax obligations by deducting from shares of Common Stock to be issued to Executive a number of whole shares having a fair market value, as determined by the Company, not in excess of the amount of the tax obligations determined by the applicable minimum statutory withholding rates.

“(iv) Executive acknowledges and agrees that as of the date hereof, the Company has not filed a Registration Statement on Form S-8 (or any other registration form) that covers the shares of Common Stock issuable hereunder. Executive further acknowledges and agrees that the shares of Common Stock received by Executive pursuant to this Section 3(a) may not be sold by Executive except pursuant to an applicable registration statement or exemption from registration. No Common Stock shall be issued in connection with a grant hereunder unless and until all legal requirements applicable to the issuance of such Common Stock have been complied with. Each grant made shall be conditioned on Executive’s undertaking in writing to comply with such restrictions on his subsequent disposition of such shares of Common Stock, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Common Stock issued or transferred hereunder will be subject to such stop transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

“(v) Executive shall not have voting or any other rights as a stockholder of the Company with respect to any shares of Common Stock issuable hereunder until immediately following the issuance of any such shares of Common Stock in accordance herewith.

“(vi) Executive understands and agrees that the Company has not advised Executive regarding Executive’s income tax liability in connection with the issuance of stock as contemplated hereunder. Executive has reviewed with Executive’s own tax advisors the federal, state, local and foreign tax consequences of an investment in the Common Stock and the transactions contemplated hereby. Executive is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Executive understands that, except as otherwise specifically provided in the Agreement, Executive (and not the Company) shall be responsible for Executive’s own tax liability that may arise as a result of an investment in the Common Stock or the transactions contemplated by this Agreement.”

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2. MISCELLANEOUS.

(a)   The provisions of Sections 8 (‘Notices’), 9 (‘Legal Representation’), 11 (‘Governing Law’), 12 (‘Assignment’), 13 (‘Severability’), 15 (‘Remedies’), 16 (‘Dispute Resolution’) of the Agreement are hereby incorporated by reference as if set forth in full herein, mutatis mutandis.

(b)   Except as provided herein, the terms of the Agreement shall remain in full force and effect. The Agreement (together with Exhibit A thereto), as amended hereby, constitutes the entire agreement between the parties hereto relating to the subject matter hereof, and supersedes all prior agreements and understandings, whether oral or written, with respect to the same. No modification, alteration, amendment or revision of or supplement to the Agreement, as amended hereby, shall be valid or effective unless the same is in writing and signed by both parties hereto. Email correspondence does not constitute a writing for the purposes of this provision.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 to Employment Agreement as of the day and year first above written.

ADVAXIS INC.,
a Delaware corporation

By:	/s/ Daniel J. O’Connor
Name:	Daniel J. O’Connor
Title:	Chief Executive Officer

Executive:

/s/ Gregory T. Mayes, III
Gregory T. Mayes, III

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